Casey’s General Stores Earnings Conference Call    Tuesday, 10th December 2019

Casey’s General Stores Earnings Conference Call

Tuesday, 10th December 2019

Operator: Ladies and gentlemen thank you for standing by and welcome to the Q2 Fiscal 2020 Casey’s General Stores Earnings Conference call. At this time, all participant lines are in a listen-only mode. After the speaker’s presentation, there will be a question and answer session. To ask a question during the session you will need to press *1 on your telephone. Please be advised that today’s conference is being recorded. If you require any further assistance, please press *0.
I would now like to hand the conference over to your speaker today, Bill Walljasper, Chief Financial Officer. Thank you. Please go ahead, sir.
Welcome
Bill Walljasper
Chief Financial Officer and Senior Vice President, Casey’s General Stores
Good morning and thank you for joining us to discuss Casey’s results for the quarter ended 31st October. I’m Bill Walljasper, Chief Financial Officer. Darren Rebelez, Chief Executive Officer, is also here. Before we begin, I’ll remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the private securities litigation format of 1995. These forward-looking statements include any statements related to our possible or assumed future results of operations, business strategies, growth opportunities and performance improvements at our stores. There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including our ability to execute on the value-creation plan or to realize benefits from the value creation plan as well as other risks, uncertainties and facts of which are described in our most recent annual report on Form 10K and quarterly reports on Form 10Q as filed with the SEC and available on our website.
Any forward-looking statements made during this call reflect our current views as of today with respect to future events and Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.
This morning we’ll take a few minutes to summarize the results of the second quarter and then open for questions about those results. I would now like to turn the call over to Darren to discuss the results of the quarter.
Results
Darren Rebelez
President and Chief Executive Officer, Casey’s General Stores
Thanks, Bill and good morning everyone. As you’ve seen in the press release, diluted earnings per share from the second quarter were up 23% to $2.21 compared to $1.80 a year ago. The results were driven primarily by a stronger fuel margin versus the second quarter last year, continued operating expense control and sales gains inside the store. Year-to-date, diluted earnings per share of $4.52 is up over 22% from the same period a year ago. Excluding the one-time impact from tax reform, this quarter marks the sixth consecutive quarter of double-digit earnings growth per share compared to prior-year quarters.
We continue to execute on key elements of our long-term plan this past quarter, positioning us well for future growth. I would now like to go over our results and some of the details in each of the categories.
During the quarter in the fuel category, we experienced a favorable fuel margin environment combined with our ability to leverage the implementation of price advantage, which is our fuel price optimization tool. These factors enable us to achieve an average fuel margin of 22.9 cents per gallon, up nearly 3 cents per gallon from the same period last year. As a result, gross profit dollars increased nearly 19% in the quarter in the fuel category. Same-store gallons sold were down 1.8% in the quarter. This is primarily due to our efforts to optimize gross profit dollars in the category by striking the appropriate balance between gallon growth and fuel margin. The average retail price of fuel during this period was $2.47 a gallon, compared to $2.73 a year ago. Despite the decline in same-store gallons, total gallons sold for the quarter were up 3.4% to 614 million gallons due to the strong contribution from new stores opened in the last 12 months.
Same-store gallons sold year-to-date were down 2% with an average fuel margin of 23.7 cents per gallon. Through the first six months, gross profit dollars in the fuel category are up 20.5% compared to the same period a year ago. Our effort in price optimization continues to have a positive effect on our fuel margin gains. By the end of this quarter, we anticipate to have all of our stores fully integrated at the point of sale with the price advantage tool.
We also currently have approximately 400 stores without a digital price sign. We are on schedule to have these converted to a digital format by the end of the fiscal year. This integration in sign conversion will allow us to increase flexibility in adjusting retail prices to react more quickly to the changing fuel environment.
We’re also pleased with the progress we’ve been able to make in fuel procurement in the second quarter. Currently, our contracted fuel volume represents about 37% of our total fuel volume. As we continue to build out this team, we expect to have approximately half of our overall fuel volume under contract by the end of the fiscal year.
Lastly in the fuel category, we continue to gain traction in our fleet card program. Over the course of the second quarter, we added over 3000 new cardholders. To date, we now have 2500 accounts and 15,500 cardholders. This, combined with our additional efforts in other types of fleet cards, has driven the universal fleet program 8% in the second quarter. We remain optimistic about the potential of all of these initiatives going forward.
As a result of our efforts with price optimization and the expected opportunities of fuel procurement, we adjusted our fiscal year same-store gallon guidance range downward from minus 1% to a positive 0.5% and moved our annual fuel margin guidance range up to 21 to 23 cents per gallon. Same-store gallons are currently trending below our current annual guidance while the average fuel margin is trending toward the upper end of our current annual guidance range.
Moving to inside the store, total sales in the grocery and other merchandise category were up 6.8% to $660.6 million in the second quarter. Same-store sales were up 3.2% during the quarter in line with our annual guidance. Excluding cigarettes, same-store sales were up 5.8%. The average margin in the quarter was 33.3%, up 90 basis points due primarily to a favorable product mix shift to higher-margin items. Gross profit dollars for the quarter in the category were up nearly 10% to $220.1 million.
For the first six months, same-store sales were up 3.1% with an average margin of 32.3%. As you may recall, the year-to-date margin was adversely impacted by a $6.6 million one-time adjustment that occurred in the first quarter. Without that adjustment, the margin would have been 32.8% and gross profit dollars for the first six months would have been up over 8% to $442 million. Same-store sales are currently trending ahead of our annual guidance.
During the second quarter, we continued to integrate our price optimization platform inside our store. We completed the rollout of the center store products and are currently in the final stages of adding the beer and alcohol categories. As we move into the back half of the fiscal year, we will look to integrate cigarettes and prepare foods onto this platform as well as promotion analytics. With a limited amount of data at this point from the early rollout, we do not have any results to share but should be in a position to update you at our next earnings call.
In the prepared food and fountain category, total sales were up 5.2% to $297.8 million for the quarter. Same-store sales were up 1.9%. Even though this was below our annual guidance, we were pleased with the acceleration in our comps toward the back half of the quarter, resulting in a strong sequential increase in our two-year stack comps for the month of October and for the quarter.
We continue to gain traction in our digital engagement with our guests. As part of this digital engagement, we completed an employee pilot and recently rolled out a soft launch of our loyalty program at the beginning of this month. We currently have a planned global launch of the program at the start of the new calendar year.
We believe that Casey’s is at the heart of every community we serve with our purpose being to make life better for communities and guests every day. With that spirit in mind, we wanted to create a partnership opportunity with our guests through the loyalty program. The program will allow members to accumulate points for their purchases at Casey’s that can be redeemed for in-store purchases or fuel discounts. Unique to Casey’s, our rewards program also allows our guests to convert their points into cash that they can donate to their local schools. This concept tested extremely well with our guests, and we believe this will differentiate our rewards program from our competitors. We’re excited about the opportunity to learn more about our guests’ preferences, which will allow us to serve them even better. We believe that the combination of the new suite of digital platforms will increase our basket size and drive additional traffic.
The average margin for prepared food in the quarter was down 150 basis points to 60.9%, versus the second quarter a year ago, primarily due to the rise in cheese costs. The average cost of cheese for the second quarter was $2.18 per pound, compared to $1.86 in the same quarter last year. Cheese cost is currently trending up. We are currently purchasing on the spot market and monitor this closely for buying opportunities. In the quarter, prepared food gross profit dollars rose 2.7% to $181.5 million. As you’ve seen in the press release, we adjusted our annual same store sales guidance range for prepared foods downwards to 1.5 to 4%. Same store sales are currently trending within our annual guidance.
As many of you have seen already, we recently onboarded Tom Brennan as our new Chief Merchandising Officer who brings to Casey’s a wealth of experience in the convenience store and restaurant industries. He has had leadership roles in merchandising, category management, store development and operations; and I know that with his broad background and track record of success, he’ll help us accelerate our prepared food program and overall merchandising strategy. We’re also currently searching for a new Head of Food Service to help with that acceleration. With the addition of these new leaders, the continued traction in our digital platform, including the upcoming launch of our loyalty program, we’re optimistic about this category moving forward.
I would now like to turn the call over to Bill to discuss operating expenses and the financial statements.
Financial Review
Bill Walljasper
Senior VP & Chief Financial Officer, Casey’s General Stores
Yeah, thanks Darren. We continue to stay focused on controlling operating expenses. For the quarter, total operating expenses increased 8.5% to 373.4 million. The increase was mainly driven by operating 84 more stores this quarter than a year ago. Same store operating expenses were up 2.6%. Year to date, our operating expenses were up 7.1%, which includes the impact of senior leadership transition costs as we bring on new talent. For the fiscal year, we anticipate these costs to have an adverse impact of approximately $6 million or $0.12 on earnings per share.
On the income statement, total revenue in the quarter was down slightly to 2.5 billion, primarily due to lower retail fuel prices from a year ago, offset by operating more stores compared to the same period of year ago, and sales gains inside the store. Depreciation in the quarter was up 2.5%. The change in the annual guidance range is primarily due to the positive impact of depreciation from the onetime adjustment related to the useful lives of the underground storage tanks and the deferral of some store replacement activity.
The effective tax rate for the quarter was 24.2%, down from a year ago, primarily due to a reduction in unfavorable permanent differences. We expect our effective tax rate for the fiscal 2020 year to be between 23.5% and 24.5%.
Our balance sheet continues to be strong. At October 31st, cash and cash equivalents were $44 million. Long-term debt, net of current maturities, was down to $715 million, as our $569 million bullet payment due next August moved to a current liability. As interest rates move down, we will be looking to refinance all or a portion of this debt. We do not anticipate a risk in our ability to refinance this debt.
Our trailing 12-month Net Debt to EBITDA ratio is 2.1 times. We anticipate this moving downwards as we continue to execute on our fiscal 2020 operating plan. For the six months, we generated $312 million in cash flow from operations and capital expenditures were $248.7 million, compared to $201 million a year ago in the same period. Adjusted EBITDA grew 10.5% in the quarter, compared to the same period a year ago. Our capital expenditure estimate for fiscal 2020 remains at $516 million. I would now like to turn the call back to Darren to update you on our unit growth.
Unit Growth and Strategic Plan
Darren Rebelez
President & Chief Executive Officer, Casey’s General Stores
Thanks Bill. Our target this fiscal year is to build 60 stores and acquire approximately 25 additional stores. Through the second quarter we have opened 36 new stores, acquired 5 stores, and have 12 additional stores under agreement to purchase. Currently, we have 97 sites in our pipeline, including 31 under construction, which positions us well for future growth.
As mentioned in an earlier press release, we’re excited to announce our third distribution center to be located in Joplin, Missouri. We plan on breaking ground later this month with an estimated completion date in the spring of 2021. Upon completion, we plan to immediately serve approximately 500 stores from this center, which will allow our network to operate more efficiently and alleviate pressure off our current distribution centers. This will also give us the ability to efficiently expand into new markets.
In closing, we’ve recently completed a comprehensive strategic planning process to more clearly define the direction of the business over the next three years. We will continue to execute on our current initiatives we have underway. At the same time, we believe we have a tremendous opportunity to enhance current capabilities and stand up new capabilities that will accelerate business performance. We’ll be hosting an investor day in January to announce and discuss this strategic plan in more detail. We continue to take transformational steps to enhance store performance and deliver long-term profitable growth. We’ll continue to review and add skill sets to successfully execute on driving significant long-term shareholder value. With that, we will now take your questions
Q&A

Operator: As a reminder, to ask a question you will need to press *1 on your telephone. To withdraw your question, press the pound key. Please stand by while we compile the Q&A roster. And our first question is from Karen Short from Barclays. Your line is now open.
Karen Short (Barclays): Hi, it’s Karen Short. How are you all?
Bill Walljasper: Great. How are you Karen?
Karen Short: Good. I’m just wanting to talk about prepared food for a second. So, I appreciate that on the last call you talked about the fact that the trends have accelerated sequentially to end August pretty strong. You didn’t quantify that, but I guess I would characterize prepared food to be lower than expected. So, maybe a little color there in terms of what you think the real pain points are, I guess?
Darren Rebelez: Yeah, Karen, this is Darren. I think if you look through the quarter, we had a couple of good months and one bad one I guess is how I’d characterize the second quarter. We did end the quarter strong with some nice momentum and then moving into this quarter, we’re seeing that momentum carry forward. So, again, I think the cadence of the months through second quarter didn’t quite work out as well as we had hoped, although we did accelerate. And then as we move forward, we’re expecting the launch of the rewards program to have an impact on prepared foods. If you recall, we had originally planned to launch that program earlier in the year and then we ended up pushing that out. So, we expected that to somewhat soften the prepared food comps as we move through the year.
Karen Short: But any color, specifically also on the impact of the app? Because I think you thought that the app would also help accelerate the prepared food comps.
Darren Rebelez: Yeah. The app is having an impact. And actually, about 27% of our whole pie orders are coming in through the app at this point. And so, that is having a positive impact. We are seeing a little bit of softness inside the store that’s somewhat offsetting that. So, we’re still optimistic that the app along with the loyalty program will continue to help build that momentum.
Karen Short: Okay. And then in terms of the price zones in general, I think on the last call you said it was more of a margin lift versus a sales lift. But I guess maybe clarify that a little bit? Is that just a function of the fact that for every item or SKU you have that you think you can raise prices on, you have similar number that can lower? So, it’s less of a lift to sales, but maybe a little clarification on that and how that impacted the quarter this quarter.
Darren Rebelez: Yeah. When we think about price optimization, it’s not about price increases necessarily. It’s about optimizing the right retail price to strike the right balance between volume and margin. So, depending on the category and depending on the geography, that may cause us to move up or down on those prices. But we’re trying to strike that right balance. And so, price optimization won’t always translate into increased retail prices. It’ll just be more of a right sizing of the prices to optimize gross profit dollars.
Bill Walljasper: Yeah. Karen, this is Bill. Just maybe just add a couple of bits of color on a couple of those questions here. First of all, your first question. I want to make sure you understand the cadence of the digital transformation that we’re undergoing. So, there are two pieces of the platform that we have currently underway, with the third being that the loyalty program that Darren spoke about. The ecommerce platform just kicked off at the beginning of the fiscal year. The mobile app that you referenced, we actually integrated roughly towards the end of the first quarter. So, we really only have that up and operational for one quarter at this point. And so, what we have seen thus far is certainly continued traction on a number of fronts, which we’re encouraged by, and I think that’s reflected in Darren’s comments relative to the sequential movement of comps in prepared food. We continue to see our basket ring move forward, conversion rates to move forward, inside customer traffic continuing to get better and better over each month. And then as Darren mentioned, so far, at least quarter to date, we’re seeing that continued improvement. So, I think we’re encouraged by that traction. So, hopefully that adds a little more color.
Karen Short: Okay. Yeah. Thanks, that’s helpful. And then just one last question, ex-tobacco. So, you gave the grocery comp ex-tobacco, but I just feel like I’ve gotten a lot of questions on JUUL specifically. Can you maybe just parse out what exactly the impact is from JUUL and if there was a more broad-based removal, what that would do to the comp?
Darren Rebelez: Well, we haven’t seen a lot of erosion in JUUL with the recent changes. What I’d have everybody keep in mind is that JUUL, while it has been a growth category for us, it’s a relatively small part of our overall mix. It’s about a 1.8% of our grocery and other merchandise. Sales are about 1.2% of our overall merchandise sales. So, while it has shown positive growth, it’s really not as large a category or large an impact as one might expect. Bill, I don’t know if you wanted to add -
Bill Walljasper: Yeah. The only other color I’d add to that is, maybe more direct to your question. If you look at our comps that we’ve been able to put up here in the second quarter and first quarter, roughly between 100 and 150 basis points of that is due to the acceleration of the JUUL product. We have cycled over the rollout of that product and it continues to be a very popular product. But to Darren’s comment, I want to reiterate that it’s a very small overall piece to the equation with respect to growth in general merchandise.
Karen Short: Okay, that’s helpful. I’ll get back in the queue. Thanks.
Operator: Thank you. Our next question is from Chris Mandeville from Jefferies. Your line is now open.
Chris Mandeville (Jefferies): Hey, good morning. Bill, could you unpack that 150 basis points of prep food margin erosion a little bit more? Just based on that 218 and pricing for cheese, I’m not quite getting to that magnitude of compression. So, is there anything else that we should be aware of, whether it be increased shrink or greater promos or something you can provide some color there on?
Bill Walljasper: Yeah, so there’s really two major components that would make up that differential. Obviously the biggest one is the cheese cost differential. And so, by way of reminder, about every $0.10 per pound swing in the cost of cheese is roughly about 35 basis point adverse impact to the overall prepared food and fountain margin.
The remaining piece of that, to get to your question, is going to be from additional promotional activity that we are doing with our digital team. So, obviously as you know, it’s been a competitive landscape over the last 12 to 18 months. Albeit, we haven’t seen any increased acceleration in that competitive landscape here in a quarter, we continue to be more promotional and try to obviously provide value opportunities for our guests and the rest of that would be centered around that.
Chris Mandeville: Okay. Is there anything on the coffee front I suppose? I guess it’s a much more moderated input, but nonetheless, pricing has risen to some extent recently. So just trying to think if that had an influence as well.
Bill Walljasper: Yes. Not in the second quarter. But in the third quarter we did launch a new coffee program. Obviously new flavor profiles, new packaging, and we did have some special pricing promotions in the month of November to introduce that new product to our guests. That will be playing in and we’ll talk more about that in the Q3 results.
Chris Mandeville: Okay. And then maybe turning to the op-ex, you just referenced what credit card fees were in the quarter and just based on the year to date performance, is there any reason to believe that you can’t necessarily manage to get the low end of your guidance? Or is there anything that we should be thinking about? Can you provide any real update on just that time and motion study?
Bill Walljasper: Yeah. So, to answer your first part, $39 million was the credit card fee cost in the second quarter. With respect to the second quarter up 8.5%, you notice we did not change, obviously, the range for operating expenses. So, we anticipate an acceleration. We were slightly behind in Q1 with respect to new store openings, and so we are catching up on that. So, intuitively, we will have more operating expenses in the back half relative to that activity.
So, then a couple of other call outs I would say on the Q2 op-ex, we mentioned a little bit on the senior leadership transition cost for the year. This is spread out throughout the course of the year. And so, roughly about $1 million came into the second quarter for that. We did have a store manager bonus that was a little higher than we had in previous quarters. That is due to the performance of the company out of the new bonus program.
Just a couple of callouts there. We continue to move forward on the time and motion study that you mentioned. Right now, we are looking at Q3/Q4 to have that completed and rolling out. I would not necessarily see a tremendous impact from that in this next quarter. You might see some tailing impact in the fourth quarter of this fiscal year, but probably more so of a next fiscal year impact. However, we are right on track with that, Chris.
Chris Mandeville: Okay. And then the last one for me. Since cost control has really become a greater focus over the last year or so, when you look at some of the newer stores that have been opened with the greater emphasis on that line item, how are those returns looking relative to older vintages? Maybe if there is any update with respect to how their turns profile has trended in the stores that eliminated the likes of delivery and 24-hour models.
Bill Walljasper: I may not get them all, you had a lot of questions in there so I will try to answer all of those. I think your ultimate question is new stores and how they might be ramping up relative to some of the previous stores that we have built in general. If that is the question, Darren alluded to it, obviously, the new store contribution continues to perform in line or above our expectations. Certainly, that is helping the results that we currently have. Now, I would say that as we get further down the path with the digital transformation, further down the path of price optimization and fuel procurement, I think we have an opportunity to shrink the maturation cycle of the new stores that we open and then increase the returns ultimately of those stores. We are excited about all those opportunities going forward.
Chris Mandeville: Okay, great. I will leave it there. Thanks, guys.
Bill Walljasper: Thanks.
Darren Rebelez: Thanks.
Operator: Thank you. Our next question from Bobby Griffin from Raymond James. Your line is now open.
Alessandra Jimenez (Raymond James): Good morning, this is Alessandra Jimenez on for Bobby Griffin. Thank you for taking our questions.
Bill Walljasper: You are welcome.
Alessandra Jimenez: First, did the fuel procurement strategy of moving towards more contract purchasing have a noticeable impact on fuel margins during the quarter?
Bill Walljasper: Yes, I would say when you roll up the fuel margin for the quarter when it comes to the initiatives that we are undertaking the predominant impact came from price optimization as opposed to fuel procurement. We have been successful during the course of the second quarter in increasing the number of our fuel gallons under contract. However, just by the nature of the timing of when those were executed, those will be more balanced in the back-half of the year.
Alessandra Jimenez: Okay, that I helpful. Then at the midpoint of guidance, the guidance implies the second-half fuel margins are relatively flat to modestly higher year-over-year. Is the industry pricing environment starting to slow down?
Bill Walljasper: If you go back and look at historical Q3 and Q4 fuel margins you will typically see a drop in our fuel margins in every fiscal year that we have had probably in the last ten years. It is a function of the structural dynamics of that particular category. It is not necessarily what we have now. To that degree, I think we have opportunity to offset some of that with some of the initiatives we have going on with price optimization and procurement.
Alessandra Jimenez: Okay. And then lastly for me. Can you expand on some of the labor initiatives you are working on and how much more of an opportunity do you see from labor allocation?
Bill Walljasper: Great question. I touched on it a little bit in the last answer with this time and motion study. As a reminder of what that is, all of our tasks are replicable across our 16 state areas; and so, with that we can certainly provide an opportunity to have the time it takes to, for example, make a pizza or to take out the garbage, whatever it is, that should be the same in every store. Then we will layer that on top of the scheduling tool that we have which will be able to assist the store operation’s individuals to better move their schedule with the movement of their store. As traffic increases, we have the ability to increase the scheduling and vice versa. I think we are excited about that opportunity as we head primarily into the next fiscal year.
However, along those same lines we have continued always to have an emphasis on looking at our labor hours in the store. Our labor hours in the store continue to be down. We are cycling over here in Q2, Q3 and Q4 some significant labor hour reductions that we took last year. It will continue to be an area of focus.
Alessandra Jimenez: Okay, thank you and good luck on the balance of the year.
Bill Walljasper: Thank you.
Darren Rebelez: Thanks.
Operator: Thank you. Our next question is from Paul Trussell from Deutsche Bank. Your line is now open.
Paul Trussell (Deutsche Bank): Good morning.
Bill Walljasper: Morning, Paul.
Paul Trussell: Thank you for taking our question. Maybe let us touch on the grocery category. You had nearly a 6% comp ex-cigarettes. Maybe talk a little bit about the puts and takes there along with the margin performance of that category and what kind of mix shifts you are seeing to drive that year-over-year gain.
Bill Walljasper: Yes. There are a couple of callouts from a same-store sales perspective in the grocery and general merchandise. We touched on one of those earlier with the vapor product, specifically JUUL being very popular and continues to be very popular. That is part of the lift but also there is some other categories that continued to gain some pretty significant traction. That would be the packaged beverage category, the energy drink, for instance, with the advent of Bang and Reign. Those two categories are doing very well. Then the alcohol and beer category continues to make great strides as well. There are a couple of things to call out there. We had a few state law change that allowed us to sell a stronger alcohol content beer which those intuitively are moving forward. However, we are also looking additional store resets of wine as well as additional resets of alcohol; and that seems to be doing very well and resonating with our consumer.
Now, on the margin side of it, all the products I just mentioned are higher margin items and certainly able to make a product mix shift, that is the predominant reason you see that margin. Also, as you may recall, Paul, the state of Illinois had a cigarette tax increase back in the first quarter and with that they did not tax the inventory on-hand. The inventory that we had currently in our warehouse is now funneling through as sales in the second quarter. There is a benefit to the margin that is running through there of roughly about 30 basis points.
Paul Trussell: Got it. That is helpful. Then maybe touch on the fleet program. You remain optimistic about the potential there, adding a lot of cardholders. Maybe give an update on what you are seeing.
Bill Walljasper: Yes. We have had some great traction there last quarter. We have had a couple of larger accounts come on that continue to be very diligent in bringing on new accounts to our specific fleet card. However, probably the bigger story here, Paul, is looking at our universal fleet program of which a component is that fleet card you are referring to. I am confident we will continue to gain traction on the fleet card program but it was round about the beginning of the fiscal year, maybe even back in the fourth quarter, we made some changes to the overall universal fleet program that allowed us to be a little bit more competitive with some of the discounts that we are offering. As a consequence, over the last three quarters, we are averaging roughly about an 8-9% increase in universal fleet gallons quarter-over-quarter in those respective periods. If we continue to gain traction, that brings more customers into the store and allows us more intersection points as we have launched the loyalty program to those that are customers as well on our loyalty program.
Paul Trussell: Thanks for the color. Best of luck.
Bill Walljasper: Thanks, Paul.
Darren Rebelez: Thanks.
Operator: Thank you. As a reminder, to ask a question, you will need to press *1 on your telephone. Two withdraw your question, press the pound key. Our next question is from Ben Bienvenu from Stephens. Your line is now open.
Ben Bienvenu (Stephens): Thanks, good morning.
Bill Walljasper: Hi, Ben.
Ben Bienvenu: I want to ask first about fuel, and you touched on it earlier with some of the progress that has been made in procurement which should be more impactful at the back-half of the year. I wanted to get a sense of based on those changes what percentage of your fuel mix is procured via contract? I think you had previously referenced that 30% of the mix will ultimately be procured under contract by the end of the fiscal year. Is that still a reasonable watermark for us to think about in terms of the mix of procurement?
Darren Rebelez: If you look through second quarter, we are actually at 37% of our overall volume is under contract at this point. That was building throughout the second quarter. As we look to the balance of the year, we are expecting to get roughly 50% of our overall volume under contract by the end of the fiscal year.
Ben Bienvenu: Okay, great. Then following up on cheese, obviously, the commodity price inflation is causing some margin pressure in prepared food. It looks like you have at this point chosen to absorb the majority of that, if not all of that, versus passing along pricing increases. Is that how you would expect to continue to handle it or are you waiting to see what the competitive response is among your peers before you make a decision around passing along higher prices? How should we be thinking about how you navigate this environment?
Darren Bienvenu: We are taking that day-by-day, to be frank. Looking at the commodity market and looking at the competitive environment as well and trying to strike that right balance. We expected that the cheese cost will start to come down at some point. We do not want to put ourselves in a competitive disadvantage from a value proposition standpoint. We are continuing to monitor that and we will see how we go. However, at this point we have elected to not pass that on to the consumer and we are looking for opportunities to opportunistically procure the cheese at a more advantageous price.
Ben Bienvenu: Okay, great. Then one last one from me. Congratulations on the distribution center announcement. I know when you guys built the Terre Haute facility, there was a significant reduction in stem miles in addition to opening up some contiguous geographies that you could build into. When you think about the benefits that this Joplin facility provides, if you could give us a sense of how much of it is continued stem mile reduction and efficiencies in transportation versus opening up new geographies more southwestwardly that would be helpful.
Darren Rebelez: Yes, sure. I would say that the bulk of it is really from improved efficiency within our distribution network. Right now, that southwestern part of our geography is being serviced out of Ankeny, Iowa and Terre Haute, Indiana. That is a pretty long haul. When we open up that facility in the spring of 2021, we will immediately be able to service about 500 stores out of that facility, which will really start to right-size our distribution infrastructure and reduce the overall cost to serve those stores. That being said, it does expand our ability to reach into some new geographies that we are not currently in. So, the immediate impact would be on the efficiency side and perhaps a little bit longer-term would be on the development side.
Ben Bienvenu: Great, thanks. Best of luck with the rest of the year.
Darren Rebelez: Thanks.
Bill Walljasper: Thanks, Ben.
Operator: Thank you. Our next question comes from the line of Kelly Bania from BMO Capital. Your line is now open.
Kelly Bania (BMO Capital): Good morning, thanks for taking my questions. I wanted to ask about traffic. I think Bill, you may have mentioned that it was sequentially improving; but can you help us understand where that lies and what you are seeing?
Then on the loyalty program, can you help us understand what you experienced in the test? It sounds like the acceleration that you are hoping for here in prepared foods rests largely on the loyalty program. Maybe help us understand what you have seen so far with the test there.
Bill Walljasper: Yes, I will try to get all of those questions answered. Darren and I will make sure that we gather that. I will start on the loyalty side. With respect to that, we certainly see that we are in a position now that we believe that we in some cases have – well, take a step back. I think we’ve seen that the fuel saver program that has been out for probably six, seven years now how that resonates with our consumers. That is a form of a loyalty program. We see many of our larger regional players have loyalty programs coming on board, success that they have obviously. We believe certainly this is going to be a positive impact for us. But I do not want to have you come away from this call thinking that that is the only thing that is going to be driving prepared foods going forward. As Darren mentioned, we will be having an Investor Day here in January and there are a number of other opportunities that we think outside of loyalty that we have in play coming up in the next fiscal years to drive that program forward. More to come on that.
The first part, can you repeat that for me? Oh, traffic count. Right now, traffic count inside of store is roughly flat and that’s an improvement as we have been actually slightly negative here for the prior quarters. We have been seeing a gradual increase over probably the last three to four quarters. So, we are encouraged by that. We believe some of the things that we are doing with respect to the digital transformation are helping that. Did I miss anything there?
Kelly Bania: No, that was helpful, thank you. Another one. As I think about what you are talking about in grocery, some favorable mix shift from higher margin categories, I guess there was some impact from the cigarette tax, but it sounds like still some favorable mix shift. It seems to be very different from what is happening in the prepared food side where you are doing more promotions; and it seems to be characterized as a tougher environment. So, just curious if you had any thoughts on the differences in the two categories.
Darren Rebelez: Yeah, Kelly. I think if you look at those two categories, I mean obviously in our prepared foods category, we have a big reliance on our pizza product. We have a high mix of that, and cheese being the single biggest component of that cost of goods. So, when you see the commodity markets get out of whack, like they are right now, that is obviously going to put a direct pressure on margins. However, that does not impact the fact that the guest still wants our pizza and they continue to buy it.
If you look at the grocery category by comparison, you see people shifting among products. Carbonated soft drinks tend to be declining. That has been a trend that has been going on for a while now and they are shifting over to energy drinks. The energy drinks have a higher margin than the carbonated soft drinks.
If you look at the cigarette category, people are smoking less combustible cigarettes and moving over to the electronic cigarettes which have higher margin. So, you are seeing those behaviors with the consumer where they are shifting away not because of pricing pressures but they are shifting away out of preference to the products that are naturally higher margin.
Bill mentioned earlier the development of our liquor and wine categories. Again, premium beers are starting to decline; craft beers are growing. Liquor and wine is growing. All of those are favorable shifts from a margin standpoint, so there is some natural margin accretion there.
Kelly Bania: Thanks. That is helpful. I guess maybe just one more. Just on retention levels and turnover, both in the store and at the DCs, just a general update on what you are seeing there. Thanks.
Bill Walljasper: Well, at the store level, it continues to be that any time you are in entry‑level retail, it is always going to be a competitive landscape. Rate pressure, obviously we have seen that in the second quarter, that is part of the operating expense question that was asked earlier. We continue to evaluate our markets to make sure that we are competitive on our rates; but it is still very challenging, especially with the low unemployment that we have experienced throughout the Midwest here.
With respect to the corporate offices here, or the distribution, we generally tend to have very low turnover rate there. So, there is nothing really to call out at this point.
Kelly Bania: Thank you.
Operator: Thank you. Our next question is from Chuck Cerankosky from North Coast Research. Your line is now open.
Chuck Cerankosky (North Coast Research): Good morning everyone, a couple of questions.
Bill Walljasper: Good morning Chuck.
Chuck Cerankosky: Looking at the Joplin, Missouri distribution center, what kind of operating radius will that have and what is the total number of storage you expect it to be able to support after the initial 500 start-up?
Darren Rebelez: Yeah, Chuck. We physically operated our distribution centers with a 500‑mile radius, so that gives us a pretty broad swath of stores that we can service. Our optimal efficiency range is a little bit south of that, but we currently support stores within a 500‑mile radius there.
Chuck Cerankosky: And how many could it support over time; is it 1,000 or more than that?
Darren Rebelez: Yeah, I mean our initial push on store count would be 500, but we could service upwards of 1,000 stores out of that distribution center. So, we have plenty of room to grow. I guess the other thing that I would point out is that, in addition to the existing facility that we are designing – and we are designing this to be more automated and more efficient than perhaps our other two distribution centers – we also have additional land adjacent to the site where we could expand if we need to. So, we have a couple of levers there.
Chuck Cerankosky: Great, yeah. I think I remember in the press release the acreage purchase sounded a little high, so that covers that.
I think, Bill, you mentioned some store projects that were deferred that led to the D&A reduction. Can you talk about that a little bit please?
Bill Walljasper: Yeah, absolutely. Coming into a fiscal year, we certainly have an idea of how many stores there are that we feel are candidates to replace over the course of the year. Once we make that decision to replace a store, it changes the useful life of that, so we have to accelerate the depreciation very quickly. So, as we were looking at our plan about half way through the fiscal year, we made a decision to defer roughly about four of those sites in the next fiscal year and consequently the accelerated depreciation we had planned for was not coming through and that is part of that depreciation expense.
Chuck Cerankosky: Alright. Thank you very much.
Bill Walljasper: Thanks Chuck.
Operator: Thank you. Our next question is from John Royall from JP Morgan. Your line is now open.
John Royall (JP Morgan): Hey, good morning guys, thanks for taking my question.
Bill Walljasper: Morning.
Darren Rebelez: Morning.
John Royall: The first one is on uses of cash. You guys have had enough free cash flow to pay down some debt in the first half and you are sitting in the low twos on leverage rate now. So, any thought at this point to utilizing the buy‑back in the near future?
Darren Rebelez: John, we always keep that option available to us. I think you know we have a $300 million authorization for those share buy‑backs, so we will always take a look at our cash balance and opportunistically, when there is an opportunity we see that makes some sense, we can deploy that extra cash. We will continue to look for those opportunities and you will see it if we do it.
Bill Walljasper: Also, John, on our debt right now, we have make‑hold provisions, so there would be pre‑payment penalties to accelerate any payments on the current debt that we have. However, as we look to refinance, that is certainly an opportunity for us too. Therein lies the comment that we made that we will look to refinance all or a portion of the upcoming debt. I hope that helps.
John Royall: Yeah, it does. Thank you. Then, on the distribution center, is there a total cost number you guys can share with us at all, or maybe how much is in this year’s budget for it if not?
Darren Rebelez: Yeah. We have budgeted about $63 million for the construction of that facility.
John Royall: Okay, then maybe the sequencing. You have said you are starting in 2021, so how much, maybe, should we expect next year?
Darren Rebelez: Just to clarify, we will be breaking ground later this month on that facility and it will take, give or take, about 18 months to build. So, we are targeting somewhere late spring of 2021 to have that facility fully operational.
John Royall: Great, understood. Thank you.
Darren Rebelez: Thanks John.
Bill Walljasper: Thanks.
Operator: Thank you. Our next question is from Karen Short from Barclays. Your line is now open.
Karen Short: Hi, sorry, I just have a couple of follow‑ups. With respect to the loyalty program, how many employees did you have on the test? If you gave that, I missed it.
Bill Walljasper: When we tested the loyalty program, it was really centered around people at the corporate facility. Then, as Darren mentioned, we put out a soft launch here at roughly the beginning of this month, then the cadence will go to a global launch and we will get more details on that at the analyst day.
Darren Rebelez: Yeah, Karen. It was about 2,000 employees, ultimately, that were on the program in our beta test and now it is open to the entire system.
Karen Short: Right.
Bill Walljasper: Just to clarify, the test for the employees was really intended to be making sure that the mechanics behind the loyalty program were working properly, the discounts were being done; and so that is what we wanted to make sure. We did not want to make a global launch and have a nuance occur only to have maybe a poor experience with our guests. Then, part of also, the push is certainly to put media around a loyalty launch, I am not sure you get the value out of that media here around the holiday season and so we want to get past the holiday season before a global launch.
Karen Short: Right but the initial test was more the functionality and mechanics, not the substance necessarily.
Bill Walljasper: That is correct.
Darren Rebelez: That is right.
Karen Short: Okay. Then, in terms of the second half implied range, it is a pretty wide range in terms of grocery comps and prepared food comps; maybe a little color on how to think about that. Then the second part would be we have not necessarily talked about in‑store gross profit dollar growth versus SG&A growth. However, can you maybe give some context on how you think about that more generally?
Bill Walljasper: Yes. Yes, I will start. As part of the guidance range, in the past we have narrowed the guidance range as we got further into the fiscal year. We just made a decision to keep those ranges intact unless there was something, like from the prepared food category, where we did not think the upper end of the range was attainable in the back half of the year given what the results were at the six‑month mark. So, I am not sure there is anything to read necessarily into that other than that.
As far as gross profit inside the store, for us, we always are trying to drive gross profit. We stop short of giving any targets relative to gross profit increase. However, we are seeing gross profit dollar increases either high single digits or low double digits inside the store, depending on the category you are looking at.
Karen Short: Right, but gross profit does – or SG&A growth seems to be exceeding gross profit dollar growth, depending on how you are including D&A and credit card fees and things like that – how does it –
Bill Walljasper: Yeah, when we look at our total gross profit, we show it exceeding the total operating expense growth. You might be getting confused with the same‑store operating expense. The same‑store operating expenses were up 2.6%. We happened to reference, excluding credit card fees up a little over 3%. So, our inside growth would be quite comparable with that.
Karen Short: Yeah, maybe I will take that one offline because I think we are looking at different –
Bill Walljasper: We do expect acceleration in both of those.
Karen Short: Like a widening of the gap, you are saying, between gross profit dollar growth and SG&A growth?
Bill Walljasper: Correct.
Karen Short: Okay, thanks.
Operator: Thank you. At this time, we are showing no further questions. I would like to turn the call back over to Darren Rebelez, President and CEO, for closing remarks.
Darren Rebelez: Okay. I would like to thank everyone for joining us this morning and close the call by reiterating that our key initiatives are designed to position Casey’s for accelerated revenue growth and improved long‑term profitability.
We are looking forward to sharing with you our plan to build upon what is currently underway and outline our new initiatives that we believe will continue our long‑term track record of driving shareholder value.
Thank you everyone.
Operator: Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.
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